Exhibit 99.2

PRESS RELEASE

FOR:	STRATASYS, INC.

CONTACT:	Shane Glenn, Director of Investor Relations
(952) 294-3416, sglenn@stratasys.com

STRATASYS BOARD AUTHORIZES COMPANY TO REPURCHASE UP TO $30 MILLION OF ITS COMMON STOCK

- - - - -

MINNEAPOLIS, February 26, 2008 – Stratasys, Inc. (Nasdaq: SSYS) today announced that its board of directors has authorized the company to repurchase up to $30 million of its common stock. This announcement supersedes the previous stock repurchase authorization.

About Stratasys Inc.

Stratasys Inc., Minneapolis, manufactures office-based rapid prototyping and manufacturing systems and 3D printers and offers rapid prototyping and manufacturing parts services. According to Wohlers Report 2007, Stratasys supplied 41 percent of all systems installed worldwide in 2006, making it the unit market leader, for the fifth consecutive year. Stratasys patented the rapid prototyping process known as fused deposition modeling (FDM). The process creates functional models and end-use parts directly from any 3D CAD program using ABS plastic, polycarbonate, PPSF, and blends. The company holds over 180 granted or pending rapid prototyping patents globally. Stratasys products are used in the aerospace, defense, automotive, medical, education, electronic, and consumer product industries. The company’s systems are also used for direct digital manufacturing (DDM) and rapid tooling applications. For more information on the company, go to www.Stratasys.com; www.RedEyeRPM.com; or www.DimensionPrinting.com.

This release is also available on the Stratasys Web site at www.Stratasys.com.